As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDonald’s Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One McDonald’s Plaza, Oak Brook, Illinois	60523-1900
(Address of principal executive offices)	(Zip Code)

McDONALD’S CORPORATION AMENDED AND RESTATED 2001

OMNIBUS STOCK OWNERSHIP PLAN

(Full title of the plan)

Gloria Santona

Corporate Executive Vice President, General Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

(630) 623-3373

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

Common Stock, par value $.01 per share	52,511,331	$25.775	$1,353,479,557	$171,486

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on May 17, 2004.

Explanatory Statement

We are filing this registration statement to register an additional 52,511,311 shares of our common stock for issuance under the McDonald’s Amended and Restated 2001 Omnibus Stock Ownership Plan (the “Plan”). The increase in the number of shares authorized for issuance under the Plan, as well as certain other amendments to the Plan that are described in our definitive proxy statement for our 2004 annual meeting of stockholders, were approved by our stockholders at our 2004 annual meeting held on May 20, 2004. We previously filed a registration statement on Form S-8 (Reg. No. 333-71656) and a post-effective amendment thereto on October 16, 2001 covering 90,000,000 shares of our common stock authorized for issuance under the original version of the Plan. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in the earlier registration statement are presented herein. In accordance with Item 8(a), an opinion of counsel as to the legality of the shares of common stock to be issued under the Plan is not provided because such shares will be treasury shares.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents we filed with the Commission:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which was filed on March 5, 2004, including information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2004 annual meeting of stockholders, which was filed on April 8, 2004;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, which was filed on May 6, 2004;

(c) Current Reports on Form 8-K filed on April 19, 2004 and May 11, 2004; and

(d) The description of our common stock contained in our Registration Statement on Form 8-A dated December 23, 1988, as amended in our Current Reports on Form 8-K dated May 25, 1989 and July 25, 1990.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 8.	Exhibits.

Exhibit Number		Description

(10)		Material Contracts

	(a)	Amended and Restated 2001 Omnibus Stock Ownership Plan*

(23)		Consent of Ernst & Young LLP.

(24)		Power of Attorney (included on signature page hereof).

*	Denotes compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 20th day of May 2004.

McDONALD’S CORPORATION

By:	/s/ Matthew H. Paull

Matthew H. Paull Corporate Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Floersch and Gloria Santona, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of May 2004.

Signature	Title

/s/ Hall Adams, Jr. Hall Adams, Jr.	Director

/s/ Charles H. Bell Charles H. Bell	President and Chief Executive Officer and Director

/s/ Edward A. Brennan Edward A. Brennan	Director

/s/ Robert A. Eckert Robert A. Eckert	Director

/s/ Enrique Hernandez, Jr. Enrique Hernandez, Jr.	Director

/s/ Jeanne P. Jackson Jeanne P. Jackson	Director

/s/ Walter E. Massey Walter E. Massey	Director

/s/ Andrew J. McKenna Andrew J. McKenna	Chairman and Director

/s/ Cary D. McMillan Cary D. McMillan	Director

/s/ Matthew H. Paull Matthew H. Paull	Corporate Executive Vice President and Chief Financial Officer

/s/ David M. Pojman David M. Pojman	Corporate Senior Vice President–Controller

/s/ John W. Rogers, Jr. John W. Rogers, Jr.	Director

/s/ Anne-Marie Slaughter Anne-Marie Slaughter	Director

/s/ Roger W. Stone Roger W. Stone	Director

INDEX TO EXHIBITS

Exhibit Number		Description

(10)		Material Contracts

	(a)	Amended and Restated 2001 Omnibus Stock Ownership Plan*

(23)		Consent of Ernst & Young LLP.

(24)		Power of Attorney (included on signature page hereof).

*	Denotes compensatory plan.